Exhibit 5.01

[MORGAN, LEWIS & BOCKIUS LLP LETTERHEAD]

May 12, 2009

Entergy Mississippi, Inc.
308 East Pearl Street
Jackson, Mississippi 39201

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 (the "Registration Statement"), including the exhibits thereto, which Entergy Mississippi, Inc. (the "Company") proposes to file with the Securities and Exchange Commission on or shortly after the date hereof, for (I) the registration under the Securities Act of 1933, as amended (the "Securities Act"), of $350,000,000 in aggregate principal amount of its First Mortgage Bonds (the "Bonds"), such Bonds to be issued in one or more new series under the Company's Mortgage and Deed of Trust, dated as February 1, 1988, with The Bank of New York Mellon, successor Corporate Trustee, and Stephen J. Giurlando, successor co-Trustee, as heretofore amended and supplemented by all indentures amendatory thereof and supplemental thereto, and as it will be further amended and supplemented (the Mortgage and Deed of Trust as so amended and supplemented being hereinafter referred to as the "Mortgage"); and (II) the qualification under the Trust Indenture Act of 1939, as amended, of the Mortgage.

Subject to the qualifications hereinafter expressed, we are of the opinion that the Bonds, when issued and delivered for the consideration contemplated by, and otherwise as contemplated in, the Registration Statement and the Mortgage, will be legally issued and will be binding obligations of the Company.

For purposes of the opinions set forth above, we have assumed (I) that the Bonds will be issued and delivered in compliance with the due authorization of and in accordance with the terms set by the Company's Board of Directors or, when authorized, either the Executive Committee thereof or an authorized officer, and (II) that the Bonds will be issued and delivered in compliance with appropriate action with regard to the issuance of the Bonds by and before the Federal Energy Regulatory Commission.

This opinion is limited to the laws of the States of New York and Mississippi and of the United States of America. To the extent that the opinions relate to or are dependent upon matters governed by the laws of Mississippi, we have relied upon the opinion of Wise Carter Child & Caraway, Professional Association, which is being filed as Exhibit 5.02 to the Registration Statement.

We hereby consent to the filing of this opinion as Exhibit 5.01 to the Registration Statement and to the references to our firm, as counsel, in the Registration Statement and in the prospectus contained therein. In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP